Exhibit 99.3

Capitalized terms used herein that are not defined have meanings set forth in Exhibit 99.1 to Wolverine World Wide, Inc.’s Current Report on Form 8-K filed on September 24, 2012.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 16, 2012:

•	on an actual basis; and

•

on an as adjusted basis to reflect the consummation of the Transactions and the application of the estimated proceeds from this offering and the related financing transactions as described in “Use of proceeds.”

You should read this table in conjunction with “Use of proceeds,” “Unaudited pro forma consolidated condensed financial information,” “Selected historical consolidated financial information of Wolverine,” “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the related notes incorporated by reference in this offering memorandum.

	As of June 16, 2012
(Dollars in millions)	Actual	As adjusted

Cash and cash equivalents	$156.6	$99.6

Long-term debt (including current portion):
Existing revolving credit facility(1)	28.0	—

New Credit Facility:(2)
Term Loan A Facility	—	550.0
Term Loan B Facility	—	350.0
New Revolving Credit Facility(3)	—	—
Senior notes offered hereby	—	375.0

Total long-term debt, net	28.0	1,275.0
Total stockholders’ equity(4)	628.6	595.5

Total capitalization	$656.6	$1,870.5

(1)	The existing revolving credit facility is expected to be repaid and terminated concurrently with the borrowings under the Term Loan Facilities and the consummation of the Acquisition.

(2)	The New Credit Facility provides for an option to increase the aggregate principal amount of the facilities thereunder by up to an additional amount such that the total amount of all such facilities does not exceed $1.3 billion, subject to certain conditions.

(3)	The New Revolving Credit Facility will provide for borrowing capacity of up to $200.0 million. As of June 16, 2012, on a pro forma basis after giving effect to the Transactions, we would have had unused commitments of $197.5 million under the New Revolving Credit Facility (after giving effect to $2.5 million of outstanding letters of credit).

(4)	Excludes the impact of non-recurring expenses we expect to incur in connection with the Transactions, including the fees to investment bankers, attorneys, accountants and other professional advisors, the write-off of deferred financing costs and other transaction-related costs that will not be capitalized. See “Unaudited pro forma consolidated condensed financial information.”